Exhibit 3.7

CERTIFICATE OF AMENDMENT

TO

THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AVINGER, INC.

Avinger, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.                                      The name of the Corporation is Avinger, Inc., and the original Certificate of Incorporation of this Corporation was filed with the Secretary of State of the State of Delaware on March 8, 2007.

2.                                      This Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law (the “DGCL”) and further amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”).

3.                                      The terms and provisions of this Certificate of Amendment have been duly approved by written consent of the required number of shares of outstanding stock of the Corporation pursuant to Subsection 228(a) of the DGCL.

4.                                      Section 1(b) of Article V of the Restated Certificate is hereby amended and restated to read in its entirety as follows:

“Conversion Price” shall mean $0.3449811 per share for the Series A Preferred Stock, $0.2931018 per share for the Series A-1 Preferred Stock, $0.5406269 per share for the Series B Preferred Stock, $0.5810393 per share for the Series C Preferred Stock, $0.7174307 per share for the Series D Preferred Stock, and $0.28 per share for the Series E Preferred Stock (each subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).”

5.                                      The first paragraph of Section 6 of Article V of the Restated Certificate is hereby amended and restated to read in its entirety as follows:

“Amendments and Changes. Notwithstanding anything to the contrary set forth herein, as long as any of the Preferred Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least sixty percent (60%) of the outstanding shares of the Preferred Stock, which approval, in the case of subsection (a), shall include the affirmative consent of a majority of the outstanding shares of Series E Preferred Stock:”

6.                                      A new Article IX of the Restated Certificate is hereby appended to the Restated Certificate to read in its entirety as follows:

“ARTICLE IX

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or the

Corporation’s Certificate of Incorporation or Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Corporation’s Certificate of Incorporation or Bylaws, or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.  Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.”

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IN WITNESS WHEREOF, AVINGER, INC. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this 28th day of January, 2015.

AVINGER, INC.

By:	/s/ Jeffrey M. Soinski
Jeffrey M. Soinski
President and Chief Executive Officer

[Signature Page to Certificate of Amendment of Avinger, Inc.]